                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                       Pomeroy Computer Resources, Inc.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                        [Logo]

Dear Shareholder,

You are cordially invited to attend the Annual Meeting of Stockholders of Pomeroy Computer Resources, Inc. on Wednesday, June 26, 1996 at 10 a.m. at our Corporate Headquarters, 1020 Petersburg Road, Hebron, KY 41048.

We hope that you will be able to attend the Meeting. If you cannot, please carefully read the attached Proxy Statement for information on the matters to be considered and acted upon at the Meeting and vote on those matters by marking, signing and returning the enclosed Proxy Form. Your shares cannot be voted unless you sign and return a proxy or vote by ballot at the Meeting.

If you plan to attend the Meeting and will need special assistance because of a disability, please contact Addie Rosenthal, Director of Investor Relations, 1020 Petersburg Road, Hebron, KY 41048, (606) 282-7111.

Very truly yours,


David B. Pomeroy, II
Chairman of the Board



                                YOUR VOTE IS IMPORTANT
                       Please Sign, Date and Return Your Proxy

Pomeroy Computer Resources, Inc.
1020 Petersburg Road
Hebron, Kentucky 41048

                                                                    May 30, 1996

                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Notice is hereby given that the Annual Meeting of Shareholders of Pomeroy Computer Resources, Inc. will be held at 1020 Petersburg Road, Hebron, KY 41048 on Wednesday, June 26, 1996 at 10:00 A.M., E.D.T. for the following purposes:

         1.   To elect five (5) directors, and;

         2. To transact such other business as may be properly brought before the meeting and any and all adjournments thereof.

Shareholders of record at the close of business on May 16, 1996 will be entitled to notice of and to vote at the meeting.


By Order of The Board of Directors


Edwin S. Weinstein, Secretary

Dated: May 30, 1996

                                   PROXY STATEMENT

                          SOLICITATION AND VOTING OF PROXIES


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Pomeroy Computer Resources, Inc., a Delaware corporation (the "Company") for use at the Annual Meeting of Shareholders, which will be held Wednesday, June 26, 1996 at 10:00 A.M., E.D.T., at 1020 Petersburg Road, Hebron, KY 41048 and at any and all adjournments of that meeting for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the enclosed proxy card are being sent to shareholders on or about May 30, 1996. The Company's principal executive offices are located at 1020 Petersburg Road, Hebron, KY 41048.
    Shares represented by properly executed proxy cards received by the Company at or prior to the meeting will be voted according to the instructions indicated on the proxy card. Unless contrary instructions are given, the persons named on the proxy card intend to vote the shares so represented for the election of the nominees for director named in this Proxy statement. As to any other business which may properly come before the meeting, the persons named on the proxy card will vote according to their best judgment.
    A proxy card may be revoked at any time before it is voted at the meeting by filing with the corporate secretary an instrument revoking it, by a duly executed proxy bearing a later date, or by voting by ballot at the meeting.
    Only shareholders of record at the close of business on May 16, 1996 will be entitled to the notice of and to vote at the meeting. On that date, there were 2,752,643 common shares outstanding and entitled to vote, and each such share is entitled to one (1) vote on each matter to be considered. Shareholders do not have cumulative voting rights in the election of directors.
    A majority of the votes entitled to be cast on matters to be considered at the meeting constitutes a quorum. If a share is represented for any purpose at the meeting, it is deemed to be present for quorum purposes and for all other matters. Abstentions and shares held of record by a broker or its nominee ("Broker Shares") that are voted on any matter are included in determining the number of votes present or represented at the meeting. The specific vote requirements for the proposals being submitted to shareholder vote at the Annual Meeting are set forth under the description of each proposal in this Proxy Statement.
    The expense of this solicitation will be borne by the Company. In addition, arrangements may be made with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material for the Annual Meeting to beneficial shareholders and the Company will reimburse these institutions for their expense in so doing.

                   COMMON SHARES OWNED BY CERTAIN BENEFICIAL OWNERS
                       AND BY DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information, as of May 20, 1996, with respect to each person known to the Company to be beneficial owner of more than five percent (5%) of its outstanding common shares, and information with respect to the beneficial ownership of its common shares by each Director and by the Directors and executive officers of the Company as a group.

                                                 BENEFICIAL OWNERSHIP (1)
                                               -----------------------------
NAME                                                NUMBER         PERCENT
- ---------------------------------------------  ----------------  -----------
David B. Pomeroy, II.........................     1,309,266(2)        46.7%
Edwin S. Weinstein...........................        58,368(3)         2.1
Frank D. Friedersdorf........................        27,140(4)         1.0
Richard C. Mills.............................        49,903(5)         1.8
Carol Teufel Weinstein.......................         4,691(6)        *
James C. Eck.................................         1,000           *
James H. Smith...............................        11,050(7)        *
Dr. David W. Rosenthal.......................         5,864(8)        *
Michael E. Rohrkemper........................         9,389(9)        *
Pomeroy Computer Resources, ESOP.............        41,487(10)        1.5
All directors and executive officers as a
 group ( 9 persons)..........................     1,434,730(11)       49.7%

- ------------------------
 *  Less than one percent

(1) The "Beneficial Owner" of a security includes any person who shares voting power or investment power with respect to such security or has the right to acquire beneficial ownership of such security within 60 days.
(2) Includes 10,061 shares of Common Stock owned by his spouse and 1,650 shares of Common Stock owned by his adult daughter and 3,630 shares of Common Stock owned by his adult son, as to which Mr. Pomeroy disclaims beneficial ownership. Also includes 52,500 shares of Common Stock issuable upon exercise of stock options and 41,487 shares owned by the ESOP. See
    Note (10) below. Of the 41,487 shares owned by the ESOP, 16,561 shares are allocated to the account of Mr. Pomeroy which shares he has the right to vote under the Plan. Beneficial ownership after the Offering excludes the 150,000 shares of Common Stock to be sold in this Offering. Mr. Pomeroy's address is 1020 Petersburg Road, Hebron, KY 41048.
(3) Includes 7,575 shares of Common Stock issuable upon exercise of stock options and 41,487 shares owned by the ESOP. See Note (10) below. Of the 41,487 shares owned by the ESOP, 2,174 shares are allocated to Mr. Weinstein which shares he has the right to vote under the Plan. Excludes shares owned by his spouse.
(4) Includes 84 shares held by the ESOP allocated to the account of Mr. Friedersdorf which shares he has the right to vote under the Plan.
(5) Includes 49,832 shares of Common Stock issuable upon exercise of stock options prior to the Offering and 71 shares held by the ESOP allocated to the account of Mr. Mills, which shares he has the right to vote under the Plan. Beneficial ownership after the Offering also includes 20,000 shares of Common Stock issuable upon exercise of stock options awardable upon completion of the Offering.
(6) Excludes shares owned by her spouse. Includes 2,000 shares of Common Stock issuable upon exercise of stock options and 281 shares held by the ESOP allocated to the account of Mrs. Weinstein which shares she has the right to vote under the Plan.
(7) Includes 10,500 shares of Common Stock issuable upon exercise of stock options.
(8) Includes 103 shares of Common Stock owned by his spouse, and 18 shares held by the ESOP allocated to the account of his spouse (which shares she has the right to vote under the Plan), as to which Dr. Rosenthal disclaims beneficial ownership. Includes 3,900 shares of Common Stock issuable upon exercise of stock options.
(9) Includes 66 of the 110 shares of Common Stock held by Rohrkemper & Ossege Ltd., a partnership in which Mr. Rohrkemper has a 60% interest. Also includes 8,250 shares of Common Stock issuable upon exercise of stock options.
(10)David B. Pomeroy, II and Edwin S. Weinstein, both officers of the Company, are trustees of the ESOP and may have voting control over the 41,487 shares of Common Stock held in the ESOP in certain situations.
(11)Includes all of the shares owned by Pomeroy Computer Resources ESOP.

                                ELECTION OF DIRECTORS

    Five (5) directors are to be elected at the Annual Meeting of Shareholders, each to serve until the next annual meeting and until his successor shall have been elected and qualified. Each of the following nominees is presently a member of the Board of Directors. The election of each nominee for director requires the affirmative vote of the holders of a plurality of the shares of common stock cast in the election of directors. The proxy solicited hereunder will be voted, unless otherwise instructed, for the election of the five nominees named below. If, for any unforeseen reason, any nominee should become unavailable, the proxies will exercise their discretion in voting for a substitute. The following contains information relating to each nominee for election to the Board of
Directors:

                                                                    YEAR FIRST
NAME, AGE, PRINCIPAL OCCUPATION FOR LAST FIVE                        ELECTED A
YEARS; AND DIRECTORSHIPS IN PUBLIC CORPORATIONS                      DIRECTOR
- -----------------------------------------------                      --------
   David B. Pomeroy II, 46, is Chairman of the Board,                  1992
President and Chief Executive Officer of the Company.
Mr. Pomeroy controlled the Pomeroy Companies until their reorganization into Pomeroy Computer Resources in 1992 and has served in this capacity since February, 1992.

   Edwin S. Weinstein, 49, is Chief Financial Officer,                 1992
Treasurer and Secretary of the Company. Mr. Weinstein has been with the Pomeroy Companies in substantially his present capacity since 1983. He became a Director and Chief Financial Officer of the Company when it was organized in February 1992.

   James H. Smith, III, 46, has been a Director of the                 1992
Company since April 1992. He is a Shareholder in the law firm of Lindhorst & Dreidame Co., L.P.A., Cincinnati,
Ohio, where he has practiced law since 1979. Lindhorst &
Dreidame acts as outside general counsel to the Company.

   David W. Rosenthal, 44, has been a Director of the                  1992
Company since April 1992. He is a Professor of
Marketing at Miami University, Oxford, Ohio, a position he has held for sixteen years. Dr. Rosenthal has also served as a consultant with Stratvertise, a marketing, research and strategic consulting firm since 1975.

   Michael E. Rohrkemper, 49, has been a Director of the               1993
Company since July 1993. He is a certified public accountant and has been a partner in the accounting firm of Rohrkemper and Ossege Ltd. since January 1991.

       There is no family relationship among the foregoing persons.

    There were three (3) meetings of the Board of Directors in 1995. Each member of the Board of Directors attended at least seventy-five percent (75%) of the aggregate of the total number of meetings of the Board and committees on which he served.

                        COMMITTEES OF THE BOARD OF DIRECTORS;
                                   DIRECTOR'S FEES

The Company has a standing audit committee composed of two nonemployee directors, Messrs. Smith and Rohrkemper, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The audit committee consults with the independent auditors regarding their examination of the financial statements of the Company and regarding the adequacy of internal controls. It reports to the Board of Directors on these matters and recommends the independent auditors to be designated for the ensuing year.

    The Company has a standing compensation committee composed of two nonemployee directors, Messrs. Smith and Rohrkemper, and Mr. Pomeroy. This committee reviews the compensation paid by the Company and makes recommendations on these matters to the Board of Directors.

    The Company has a standing stock option committee consisting of Messrs. Rosenthal, Rohrkemper and Smith. This committee administers the 1992 Non-Qualified and Incentive Stock Option Plan.

         Each director who is not an employee of the Company, except for Mr. Smith, receives a quarterly retainer of $2,000 plus $500 for each Board of Directors meeting attended (including as part of each such meeting any committee meetings held on the same date), and $500 for any committee meetings attended which were not held on the same date as a Board of Directors meeting. Beginning with the fourth quarter of fiscal 1993, the amount earned by such directors is automatically deposited by the Company, on a quarterly basis, into an account at Paine Webber established for such Director unless the Director requests receipt of the cash instead. A broker at Paine Webber is directed to utilize the funds deposited for each Director to purchase shares of Common Stock of the Company on the open market. Mr. Smith's law firm, Lindhorst & Dreidame Co., L.P.A., is compensated for his time in attendance at Board of Directors' Meetings based on his hourly rate.

                                EXECUTIVE COMPENSATION
                         REPORT OF THE COMPENSATION COMMITTEE

    The Compensation Committee of the Board of Directors is composed of two (2) nonemployee directors, Messrs. Rohrkemper and Smith, and Mr. Pomeroy, Chairman of the Board, President and Chief Executive Officer. The Committee is responsible for the establishment and oversight of the Company's Executive Compensation Program. This program is designed to meet the objectives of attracting, retaining and motivating executive employees and providing a balance of short term and long term incentives that can recognize individual contributions from an executive and the overall operating and financial results of the Company. The Committee intends to review Executive Compensation on a regular basis and to compare the competitiveness of the Company's executive compensation and corporate performance with other corporations comparable to the Company. The committee believes that the significant equity interest in the Company held by the Company's management aligns the interests of the shareholders and management. Through the programs adopted by the Company a significant portion of Executive Compensation is linked to individual and corporate performance and stock price appreciation.
    The basic elements of the Company's Executive Compensation Program consist primarily of base salary, potential for annual cash opportunities and stock options. The Committee believes that incentives play an important role in motivating executive performance and attempts to reward achievement of both short and long term goals. However, the emphasis on using stock options as a long term incentive is intended to insure a proper balance in the achievement of long term business objectives which ties a significant portion of the executive's compensation to factors which impact on the performance of the Company's stock.
    Compensation opportunities must be adequate to enable the Company to compete effectively in the labor market for qualified executives. The elements of the Executive Compensation Program are designed to meet these demands, and at the same time encourage increases in shareholder value.

                                    BASE SALARIES

    Base salaries for executives are initially determined by evaluating the duties and responsibilities of the position to be held by the individual, experience and the competitive marketplace for executive talent. The Company has entered into Employment Agreements that establish salaries for certain executive officers. Salaries for executives and other employees are reviewed periodically and may be set at higher levels if the Company concludes that is appropriate in light of that particular individual's responsibilities, experience and performance.

                                 ANNUAL CASH BONUSES

    The Company's executives and other employees are eligible to receive annual cash awards or bonuses at the discretion of the Committee with the approval of the Board of Directors. In determining whether such discretionary awards should be made, the Committee considers corporate performance measured by financial and operating results including income, return on assets and management of expenses and costs.




                                LONG TERM COMPENSATION

A. 1992 NON-QUALIFIED AND INCENTIVE STOCK OPTION PLAN

    The Company's 1992 Non-Qualified and Incentive Stock Option Plan (the "Option Plan") has presently reserved for issuance an aggregate of 600,000 common shares. The Option Plan was adopted to encourage ownership of common shares by officers and key employees of the Company to encourage their continued employment with the Company and to provide them with incentives to promote the success of the Company. The Stock Option Committee of the Board of Directors grants options under and otherwise administers the Option Plan. The exercise price for options under the Option Plan must be at least one hundred percent (100%) of the fair market value of the common shares on the date of grant; provided, however, in the event that an incentive stock option is granted to an employee who owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or, if applicable, a subsidiary or parent corporation of the Company, the exercise price per share for such incentive stock options cannot be less than one hundred ten percent (110%) of the fair market value of the common shares on the date of grant. The exercise price of options granted under the Option Plan is payable in cash or, at the discretion of the Stock Option Committee in whole or in part, in common shares, valued at their fair market value at the date of exercise. Each option granted under the Option Plan expires on the date or dates set forth in the specific option award as determined by the Stock Option Committee in its sole discretion, but not later than ten (10) years from the date of grant. The Option Plan will terminate on February 13, 2002, but such termination will not affect any outstanding options previously granted.
    The tax consequences of the granting and exercise of an option under the Option Plan to the recipient of the option depend upon the type of option granted. Taxable gain on a non-qualified stock option is determined on the date of exercise of the option and is measured by the difference between the fair market value of the common shares on the date of exercise and the exercise price. Gain from the granting and exercise of incentive stock options is deferred until the option holder sells the common shares received upon exercise of the option. Generally, the amount of gain is measured by the difference between the sales price of the common shares and the exercise price of the option. In the case of a non-qualified stock option granted and exercised under the Option Plan, the Company is entitled to a tax deduction equal to the amount of income recognized by the option holder, subject to certain withholding and reporting requirements. With respect to incentive stock options, the Company is not entitled to a deduction in connection with the granting or exercise of such an option or the sale of the common shares issued upon the exercise of the option.
    The Option Plan may be amended any time by the Board of Directors, but no amendment can be made without the approval of the Company's shareholders if shareholder approval is required under Section 422A of the Internal Revenue Code of 1986 or Rule 16b-3 under the Securities Exchange Act of 1934. No amendment may, however, impair the rights or obligations of the holder of any option granted under the Option Plan without his or her consent.

B. 1992 OUTSIDE DIRECTORS' STOCK OPTION PLAN

    The Company's 1992 Outside Directors' Stock Option Plan (the "Directors' Plan") has reserved for issuance an aggregate of 75,000 common shares to outside directors. The purpose of the plan is to encourage outside directors of the Company to acquire or increase their ownership of common shares on reasonable terms, to foster a strong incentive for outside directors to put forth maximum effort for the continued success and growth of the Company, to aid in retaining such individuals who put forth such efforts and to assist in attracting the best available individuals to serve as directors of the Company in the future. The Directors' Plan became effective February 13, 1992 and will terminate ten (10) years from that date. Pursuant to the Directors' Plan, an option to purchase 10,000 common shares is automatically granted on the first day of the initial term of an outside director. Thereafter, an option to purchase an additional 2,500 common shares will automatically be granted upon the first day of each consecutive year of service on the Board of Directors. The exercise price of the options will be the fair market value of the shares on the date the option is granted. The options may be exercised after one (1) year from the date of grant for not more than one-third (1/3) of the shares subject to the option and an additional one-third (1/3) of the shares subject to the option may be exercised for each of the next two (2) years thereafter. To the extent not exercised, options granted under the Directors' Plan will expire five (5) years after the date of grant except upon termination of the director's service on the Board, in which case the option may be exercised within three (3) months of the date of such termination (but not beyond the term of the option) and, except upon death of the director in which case the option may be exercised by the deceased director's legatee, personal representative or distributee within one (1) year of the date of death (but not beyond the term of the option).

C. EMPLOYEE BENEFIT PLANS

    As of July 1, 1992, the Company converted its Profit Sharing Plan, which covers substantially all employees, to an Employee Stock Ownership Plan (ESOP). Participation requirements under the ESOP are essentially those as existed under the Profit Sharing Plan. No less than the majority and no more than seventy-five percent (75%) of the assets of the ESOP are invested in common shares of the Company purchased on the open market. As of May 20, 1996, the ESOP owned
41,487 common shares of the Company.
    In addition the Company maintains a 401(k) savings plan which generally covers all employees of the Company. Plan participants may contribute up to fifteen percent (15%) of their annual base salary on a pre-tax basis, although contributions of certain highly compensated employees may be limited under federal tax laws. The Company does not contribute to the plan.

D. STOCK AWARDS

    Through Employment Agreements with two of the Company's executive officers, Messrs. Weinstein and Friedersdorf, the Company has agreed to make awards of its common shares over a five (5) year period. Each of these individuals is issued, on an annual basis, common shares having a fair market value as of such date equal to Twenty Thousand Dollars ($20,000), commencing on January 15, 1993 and terminating after the distribution on January 15, 1997. Generally, these payments of common shares are due whether the individual remains employed by the Company, dies or becomes disabled, unless his termination of employment is by him without cause or by the Company with cause. Mr. Friedersdorf's employee with the company was terminated on January 6, 1996, however Mr. Friedersdorf has retained the right of distribution through January 15, 1997.

                            EXECUTIVE OFFICER COMPENSATION

Mr. Pomeroy has an employment agreement with the Company for a term of three years, which is extended on a daily basis resulting in a perpetual three year term.

    The Board of Directors amended Mr. Pomeroy's employment agreement, effective January 6, 1996, to provide an annual base salary of $395,000 during 1996 and for each subsequent year unless modified by the Compensation Committee. The amended employment agreement provides for annual bonuses, based on the applicable percentage of the Company's income from operations in the following categories:

Income from                 Bonus Percentage            Maximum
Operations                  ----------------            -------
- ----------

$2 million to $4                  10%                   $200,000
million
$4 million to $8                   5%                   $200,000
million

    Mr. Pomeroy may also be paid a discretionary bonus under any compensation, benefit or management incentive plan. Fifty percent of any discretionary bonus will be paid in cash and fifty percent will be treated as incentive deferred compensation. The amended employment agreement also provides for a supplemental compensation agreement to provide supplemental income up to $50,000 per year, subject to a seven year vesting schedule, for a period of ten years commencing on the earliest to occur of the following events: (i) death, (ii) disability,
(iii) retirement, or (iv) the expiration of seven years from the effective date of the agreement

    Pursuant to his employment agreement, Mr. Pomeroy was granted an option to purchase 25,000 shares of Common Stock, effective January 6, 1996, at the fair market value of the Common Stock on January 5, 1996. Upon the occurrence of a change in control, Mr. Pomeroy is entitled to receive (a) through the date of termination of his employment and thereafter for the balance of the three year term of the agreement, his full base salary, bonus and all other amounts under any compensation plan or program of the Company (other than the amounts referred to in (b) below) at the time such payments are due and to continue participation in all medical, life and other employee welfare benefit plans in which Mr. Pomeroy was entitled to participate immediately prior to the date of termination (or substantially similar benefits if a continued participation is not possible under such plans and programs) and (b) a lump sum payment equal to the present value of his benefits under the supplemental compensation agreement based upon a 100% vesting percentage. For purposes of Mr. Pomeroy's employment agreement, a change of control occurs: (i) upon the sale or disposition to a person, entity or a group (as such term is used in Rule 13d-5 promulgated under the Securities and Exchange Act of 1934, as amended) of 50% or more of the consolidated assets of the Company taken as a whole; or (ii) in the event shares representing a majority of the voting power of the Company are acquired by a person or group (as such term is used in Rule 13d-5) of persons other than holders of common shares on March 1, 1992.


Mr. Weinstein has an employment agreement with the Company effective February 13, 1992. The initial term of Mr. Weinstein's agreement continued until December 31, 1994, but the agreement is extended annually for additional one-year periods unless either party gives 60 days written notice of termination. The agreement provides for a stated base salary and a discretionary bonus to be determined by the Board of Directors. In addition, the Company agreed to issue, on an annual basis, shares of Common Stock having a fair market value as of such date equal to $20,000, commencing on January 15, 1993 and terminating after the distribution on January 15, 1997. Generally, these payments of shares of Common Stock are due to Mr. Weinstein whether he remains employed by the Company, dies or becomes disabled, unless his termination of employment is by him without cause or by the Company with cause.

    Mr. Mills has an employment agreement with the Company effective January 1, 1993. The term of Mr. Mills' agreement is three years and is extended annually for additional one-year periods unless either party gives 60 days written notice of termination. The agreement provides for a stated base salary and a discretionary bonus to be determined by the Board of Directors. The agreement also provides that Mr. Mills is to receive an option to purchase 20,000 shares on the closing date of a second public stock offering.

    Mr. James C. Eck joined the Company in September 1995 as Vice President of Sales & Services effective February 9,1996. Mr. Eck has an employment agreement with the Company extending from September 18, 1995 to January 5, 1999, which is extended annually for successive one-year periods unless either party gives 30 days written notice of termination. Mr. Eck's compensation under the agreement consists of a base salary of $150,000 for fiscal 1996, annual and quarterly bonuses, monthly commissions based on gross sales, and stock options. The amount of any annual bonuses are determined on the basis of attainment of certain economic goals, and are to be paid 50% in cash and 50% as incentive deferred compensation.

             COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    On September 15, 1992, the Company loaned $100,000 to David B. Pomeroy, II, the Company's Chairman of the Board, President and Chief Executive Officer, to pay income taxes on distributions he received in connection with the reorganization of the previous Pomeroy companies. In connection with the loan, Mr. Pomeroy executed a promissory note which provided for interest at a rate of 1.0% above prime rate. In addition, the Company from time to time has advanced Mr. Pomeroy additional sums, with $106,000 being the largest amount due the Company at any time during fiscal 1995. Pomeroy Investments, LLC (an entity controlled by David B. Pomeroy, II as described below) has agreed to purchase this note from the Company at its face value.

    Mr. Pomeroy and his spouse personally guaranteed the Company's obligations under the Datago Agreement. The Company entered into an agreement, dated October 14, 1993, with Mr. Pomeroy to compensate him and his spouse for the economic risk of such guarantee. The sum of $75,000 was paid on the effective date of the agreement. On the first day of each year thereafter that their guarantee remained in effect, the Company paid the sum of $25,000. The Company and Mr. and Mrs. Pomeroy have terminated the annual payments. In December 1994, Vanstar filed suit against the Company alleging that the Company had failed to comply with the terms of the Datago Agreement and on September 30, 1995, Vanstar amended its complaint to add co-defendants David B. Pomeroy, II and his spouse with respect to their personal guarantees of the Company's performance under the Datago Agreement. On April 29, 1996, the Company and Mr. and Mrs. Pomeroy entered into a Settlement Agreement with Vanstar Corporation et al. The Company has agreed to pay to Vanstar $3.3 million consisting of $1.65 million in cash and a promissory note in the amount of $1.65 million. The note is due 120 days from the effective date of the Agreement and bears interest at 0.25% below the prime rate of the Company's bank as of April 29, 1996. The note is secured by 100,000 shares of common stock of the Company owned by Mr. Pomeroy. All agreements between the Company and Vanstar were terminated as of the effective date of the Agreement.

    In September 1995, Pomeroy Investments, LLC ("Pomeroy Investments"), a Kentucky limited liability company controlled by David B. Pomeroy, II, acquired from Paul Hemmer & Associates, III (the "Seller") approximately 11.5 acres of property at AirPark International in Boone County, Kentucky, and contracted with Paul Hemmer Construction Company, an affiliate of the Seller, for the construction of a new headquarters and distribution facility on the site. In addition, under the purchase agreement with the Seller, Pomeroy Investments was granted an option to purchase the contiguous 15.56 acres of land during the three (3) years following completion of the construction project, subject to certain extensions and related rights. Pomeroy Investments has entered into a ten year triple-net lease with the Company (subject to an option to extend the term for two consecutive five year periods) for the new headquarters for an initial annual base rent of $7.50 per square foot for approximately 36,000 square feet of office use, $3.50 per square foot for approximately 88,084 square feet of service, sales and distribution use, and $1.50 per square foot for approximately 3,333 square feet of storage (calculated on a weighted average basis). The total base rent to be paid by the Company under the lease for all types of uses is $583,294 per year (plus pass-through costs such as taxes and insurance). These terms were determined on the basis of a fair market rental opinion given to the Company by West Shell Commercial, dated April 24, 1995.
In addition, in connection with the construction of the new facilities, Pomeroy Investments advanced approximately $0.4 million to the Company for leasehold improvements which are to be paid by the Company under the terms of the lease. No interest has been charged on the advanced funds, which will be paid by the Company on or before June 30, 1996.

    Stephen E. Pomeroy, the son of David B. Pomeroy, II, is employed by the Company as Director of New Market Development. His annual compensation for fiscal year 1995 was $117,442.

    James H. Smith, a director of the Company, is a stockholder in the law firm of Lindhorst & Dreidame Co., L.P.A. Lindhorst & Dreidame Co. serves as general counsel to the Company. The legal services provided by Lindhorst & Dreidame Co. constituted significantly less than 5% of the firm's business in 1995. The legal services provided to the Company by the firm constitute less than 20% of Mr. Smith's personal practice in 1995.

Submitted by the Compensation Committee:
    James H. Smith, III
    Michael E. Rohrkemper
    David B. Pomeroy, II

                   SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table is a summary for the fiscal years 1993, 1994 and 1995 of certain information concerning the compensation paid or accrued by the Company to the Chief Executive Officer and to each person who was at any time during 1995 an executive officer of the Company and whose aggregate total salary and bonus exceeded $100,000 (collectively, the "Named Executive Officers").

                              Summary Compensation Table



                                                                                                     Long Term
                                                                                                 Compensation Awards
                                                                                                 -------------------
                                                                                               Restricted       Stock
Name and Principal                                                         Other Annual       Stock Awards     Options
Position                       Year      Salary (1)         Bonus          Compensation           $(2)            #
- ----------------------------   ----      ----------         -----       -------------------------------------------------
David B. Pomeroy              1995       $350,000         $329,812                -                -            27,500
Chairman of the Board,        1994       $300,000         $274,000           $55,540 (3)           -              -
President and                 1993       $225,000          $79,002          $154,113 (4)           -              -
Chief Executive Officer

Edwin S. Weinstein            1995       $109,500          $25,000           $21,500 (5)        $20,000           -
Chief Financial Officer,      1994        $98,000           $4,000                -             $20,000           -
Treasurer and Secretary       1993        $91,300                -                -             $20,000           -

Frank D. Friedersdorf         1995       $144,500          $81,496                -             $20,000           -
Vice President of             1994       $157,450                -                -             $20,000           -
Sales (6)                     1993       $132,000           $5,000                -             $20,000           -

Richard C. Mills              1995       $137,875          $62,205                -                -              -
Vice President of             1994       $129,000                -                -                -              -
Operations                    1993       $106,303          $10,000                -                -            47,665 (7)

- ----------------------------------


(1) Includes amounts deferred at the direction of the executive officer pursuant to the Company's 401(k) Retirement Plan.
(2) At January 5, 1996 a total of 15,534 restricted shares were held with an aggregate value of approximately $186,000. Dividends, if any, are payable on all issued and outstanding shares of Common Stock including shares of restricted stock.
(3) Includes $25,000 for personal guarantee of the Datago Agreement with Vanstar and $14,787 for reimbursement of automobile expenses. Other amounts individually were less than 25% of the total perquisites and other benefits reported for Mr. Pomeroy.
(4) Includes $50,000 for signing new employment agreement and $75,000 for personal guarantee of the Datago Agreement with Vanstar. Other amounts individually were less than 25% of the total perquisites and other benefits reported for Mr. Pomeroy.
(5) Represents reimbursement for taxes related to stock awards incurred because the stock awards resulted in immediate taxation.
(6) Mr. Friedersdorf's employment with the Company was terminated on January 6, 1996.
(7) Adjusted for the 10% stock dividend effective May 22, 1995. Of this total, options for 45,832 shares are presently vested.

                          OPTION GRANTS IN LAST FISCAL YEAR

    The following table sets forth certain information concerning the grant of options to purchase Common Stock to David B. Pomeroy, II. No grant of options to purchase Common Stock was made to any other of the Named Executive Officers during fiscal year 1995.




                       Number of      Percent of
                       Shares of         Total                                   Potential Realizable Value at
                        Common          Options                                  Assumed Annual Rates of Stock
                         Stock        Granted to      Exercise                   Price Appreciation for Option
                       Underlying      Employees      or Base                                Term
                        Options        in Fiscal       Price      Expiration     -----------------------------
Name                   Granted (1)       Year          ($/Sh)        Date             5%                  10%
- ----                   ----------        ----          ------        ----        ------------        ---------
David B. Pomeroy, II     27,500          52.6%         $8.98       1/6/2000        $ 72,124           $155,682
Chairman of the Board,
President and Chief
Executive Officer


(1) The number of shares underlying the options was adjusted for the 10% stock dividend effective May 22, 1995.
                        FISCAL YEAR-END VALUE OF STOCK OPTIONS

    The following table sets forth information concerning aggregated option exercises in fiscal year 1995 and the number and value of unexercised options held by each of the Named Executive Officers at January 5, 1996.

            AGGREGATE STOCK OPTION EXERCISES IN YEAR ENDED JANUARY 5, 1996
                           AND YEAR-END STOCK OPTION VALUES



                                                                                Number of
                                                                                Securities               Value of
                                                                                Underlying               Unexercised
                                                                               Unexercised             In-the-Money
                                                                                Options at              Options at
                                                                             January 5, 1996           January 5, 1996
                                                                                   (#)                       ($)
                               Shares                                       ----------------         ----------------
                              Acquired                    Value                Exercisable/             Exercisable/
Name                        on Exercise (#)           Realized ($)             Unexercisable            Unexercisable
- -----------------------   ------------------      ------------------       ------------------        ------------------
David B. Pomeroy, II              -                        -                    27,500/0               $ 83,050/0
Edwin S. Weinstein             10,175                   $175,450                 3,575/0               $ 16,910/0
Frank D. Friedersdorf             -                        -                    13,750/0               $ 65,037/0
Richard C. Mills                  -                        -                    45,832/1,833           $230,093/4,088


                                  PERFORMANCE GRAPH

    The following Performance Graph compares the percentage of the cumulative total shareholder return on the Company's common shares with the cumulative total return assuming reinvestment of dividends of (i) the S&P 500 Stock Index and (ii) the NASDAQ Industrial Index.

                                       [Graph]

Based on initial public offering dated April 10, 1992 and fiscal quarters for 1992 through 1995 subsequent to that date.

                                 CERTAIN TRANSACTIONS


    James H. Smith, III, a director of the Company, is a shareholder in the law firm of Lindhorst & Dreidame Co. L.P.A., which serves as general counsel to the Company. See "Compensation Committee Interlocks and Insider Participation".

    Mr. David B. Pomeroy, II the Chairman of the Board, President and Chief Executive Officer of the Company, engaged in certain transactions with the Company in the last fiscal year. See "Compensation Committee Interlocks and Insider Participation".

    Addie W. Rosenthal, the spouse of Dr. David W. Rosenthal, a member of and nominee for election to the Board of Directors, has been employed as Director of Marketing and Investor Relations for the Company since May 1993. From January 1992 until May 1993, she was retained by the Company to provide consulting services. Ms. Rosenthal's annual compensation for the fiscal year 1995 was $97,241.

    Edwin S. Weinstein and Carol Teufel Weinstein are husband and wife. There are no other family relationships among the Company's directors and executive officers.

    Since the initial public offering of the Company, the policy of the Company has been that proposed transactions with affiliates of the Company must have the prior approval of a majority of the disinterested members of the Board of Directors and, as in transactions prior thereto, such transactions will be made on terms no less favorable to the Company than can be obtained from unaffiliated third parties.


                              PROPOSALS FOR 1997 MEETING

In order to be eligible for inclusion in the Company's proxy statement for the 1996 annual meeting of shareholders, shareholder proposals must be received by the Company at its principal office, 1020 Petersburg Road, Kentucky 41048, by January 17, 1997.

                                              By Order of the Board of Directors


                                              ----------------------------------
                                              Edwin S. Weinstein, Secretary

Dated: May 30, 1996

PROXY                                                                      PROXY

                           POMEROY COMPUTER RESOURCES, INC.
             THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned appoints EDWIN S. WEINSTEIN and CAROL J. WEINSTEIN as proxies, or either of them, each with power to appoint his substitute, to represent and to vote, as designated below, all shares of common stock of POMEROY COMPUTER RESOURCES, INC. held of record by the undersigned on May 16, 1996 at the Annual Meeting of Shareholders to be held on June 26, 1996 and at any adjournments thereof.

1.  ELECTION OF DIRECTORS

    / / FOR all nominees listed below              / / WITHHOLD AUTHORITY
        (except as marked to the contrary below)       to vote for all nominees
                                                       below

(Instruction: To withhold authority to vote for any individual nominee strike a line through the nominee's name in the list below.)

    David B. Pomeroy, II; Edwin S. Weinstein; Michael E. Rohrkemper; David W. Rosenthal; James H. Smith, III.

2. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting.

Unless otherwise specified on this proxy, the shares represented by this proxy will be voted "FOR" the election of management's nominees for directors.

Discretion will be used with respect to such other matters as may properly come before the meeting or any adjournment or adjournments thereof.

The undersigned hereby acknowledges receipt of the notice of meeting and proxy statement.

- ------------------------------------
     (Signature of Stockholder)

- ------------------------------------
     (Signature of Stockholder)

                    NUMBER OF SHARES

Dated:                        , 1996
      ------------------------
        (Title or Capacity)

Please sign exactly as name(s) appears on this proxy card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in the full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY, USING THE ENCLOSED ENVELOPE.